As filed with the Securities and Exchange Commission on July 3, 2006

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

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QI Systems Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	20-5126146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

609 Cheek Sparger Road, Suite 300, Colleyville, Texas, USA	76034
(Address of Principal Executive Offices)	(Zip Code)

—————————————

QI SYSTEMS INC.

2005 STOCK PLAN

INCENTIVE STOCK OPTION PLAN

(Full title of the plans)

—————————————

Steven R. Garman

President and Chief Executive Officer

609 Cheek Sparger Road, Suite 300

Colleyville, Texas, USA 76034 (817) 427-8611

(address, including zip code, and telephone number, including area code, of agent of service)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
2005 Stock Plan Common stock, $.001 par value	8,000,000	$.24 (2)	$1,920,000	$205.44

Incentive Stock Option Plan Common stock, $.001 par value	1,050,000	$.28 (3)	$294,000	$31.46

(1)

This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2005 Stock Plan or the Incentive Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of QI Systems Inc.

(2)

Calculated solely for purposes of this offering under Rule 457(h) and 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the bid and ask price per share of common stock of QI Systems Inc. reported by the Nasdaq Bulletin Board on June 29, 2006.

(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, and based upon the weighted average exercise price at which such options may be exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1.	Plan Information

In accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this Registration Statement with the United States Securities and Exchange Commission (the “SEC”).

Item 2.	Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

QI Systems Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC.

(a)

Registrant’s Registration Statement No. 333-130594 on Form S-4 (the “S-4 Registration Statement”) filed with the SEC on December 22, 2005, together with all amendments thereto and the prospectus contained therein, in which there is set forth audited financial statements for the Registrant’s fiscal years ended June 30, 2003, 2004, and 2005; and

(b)

The description of the Registrant’s outstanding common stock contained in the S-4 Registration Statement and Registrant’s Registration Statement No. 000-30948 on Form 8-A filed with the SEC on July 3, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Names Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its directors and officers to the fullest extent authorized by the DGCL which permits indemnification only if such officer or director acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

Similarly, article NINTH of Registrant’s Certificate of Incorporation contains provisions that eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty. These provisions do not limit or eliminate Registrant’s rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Registrant’s certificate of incorporation also contains provisions indemnifying its directors and officers to the fullest extent permitted by the DGCL.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

The Bylaws provide that the Registrant may maintain insurance to protect itself and any person who is or was serving as a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

4

Instruments Defining Rights of Shareholders. Reference is made to the S-4 Registration Statement and Registrant’s Registration Statement No. 000-30948 on Form 8-A, which are incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

5	Opinion of Cantey & Hanger, L.L.P.

23.1	Consent of Cantey & Hanger, L.L.P. (contained in exhibits 5.1 and 8.1)

23.2	Consent of Amisano Hanson.

23.3	Consent of Wolrige Mahon.

24	Power of Attorney. Reference is made to page II-6 of this

Registration Statement.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

a.	include any prospectus required by Section 10(a)(3) of the Securities Act;

b.

reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

c.

include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colleyville, State of Texas, on July 3, 2006.

QI SYSTEMS INC.
(Registrant)

By:	/s/ Steven R. Garman
Steven R. Garman
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of QI Systems Inc., a Delaware corporation, do hereby constitute and appoint Steven R. Garman and Robert I. McLean Jr., and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven R. Garman	President and Chief Executive	July 3, 2006
Steven R. Garman	Officer (principal executive officer)

/s/ Robert I. McLean Jr.	Chief Financial Officer and Chief Operating	July 3, 2006
Robert I. McLean Jr.	Officer (Principal financial and account officer)

/s/ Richard H. Murray	Senior Vice President and Director	July 3, 2006

Richard H. Murray

/s/ Alan D. Graves	Director	July 3, 2006

Alan D. Graves

/s/ Billy Gene Parker, Jr.	Director	July 3, 2006

Billy Gene Parker, Jr.

/s/ William J. Reid	Director	July 3, 2006

William J. Reid

/s/ Matthew G. Yugovich	Director	July 3, 2006

Matthew G. Yugovich